EXHIBIT 99.1

William P. Weidner

March 8, 2009

Las Vegas Sands, Inc.

3355 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: General Counsel

VIA ELECTRONIC TRANSMISSION

Dear Mr. Gonzalez:

I hereby notify Las Vegas Sands Corp (“LVSC”) and Las Vegas Sands, Inc. (together, the “Company”) of my resignation for “Good Reason” pursuant to Section 10(a)(iv) of that certain Employment Agreement between me and the Company, dated as of November 18, 2004 and as amended as of December 31, 2008 (the “Employment Agreement”) from my positions and duties under the Employment Agreement. I further notify the Company of my resignation from my position as a member of the Board of Directors of LVSC and all other positions (whether as officer or director or in any other capacity) with the Company and its affiliates. “Good Reason” as defined in Section 10(c)(v) of the Employment Agreement exists because the Company has informed me that Michael A. Leven will be assuming the duties and responsibilities of my office as set forth in the Employment Agreement.

As disclosed in LVSC’s periodic reports commencing with the report on Form 10-Q for the quarter ended September 30, 2008, I have had, and continue to have, outstanding differences with the Chairman and Chief Executive Officer about the management of the Company.

Very truly yours, /s/ William P. Weidner
WILLIAM P. WEIDNER

cc:	Charles D. Forman
Gayle Hyman, Esq.
John C. Kennedy, Esq.
Lawrence I. Witdorchic, Esq.